Exhibit 99.1

Todos Medical Completes Acquisition of Key Assets and Intellectual Property from NLC Pharma

- Forms new subsidiary, 3CL Pharma, focused on the development and commercialization of 3CL protease-related products including Tollovir™, Tollovid®, Tollovid Daily™ and TolloTest™ for COVID-19 -

- Positions Todos Medical as the leader of oral antivirals for hospitalized COVID-19 patients to speed time to discharge; key data from the Tollovir™ Phase 2 clinical trial showed a reduction of 7.2 days of hospitalization -

- Development plan includes Tollovir EUA submissions Worldwide and preparations for Phase 2b/3 pivotal, and Tollovid initial real-world study to investigate conversion from dietary supplement to over-the-counter drug for long COVID and pediatrics uses -

New York, NY, and Tel Aviv, ISRAEL – March 16, 2022 - Todos Medical, Ltd. (OTCQB: TOMDF), a comprehensive medical diagnostics and related solutions company, today announced it has completed the acquisition of all 3CL protease biology-related assets and formed a majority-owned subsidiary called 3CL Pharma Ltd. (“3CL Pharma”). 3CL Pharma will focus on developing therapeutics, diagnostics and dietary supplements based on 3CL protease (3CLpro, Main Protease, Mpro, Nsp5) biology related work of Dr. Dorit Arad, who joins Todos Medical as the newly appointed Chief Scientific Officer. This acquisition solidifies Todos Medical’s position as a key player in the development and commercialization of 3CL protease-related products. These assets currently include:

●	Tollovir®, a botanical drug candidate for the treatment of hospitalized patients with COVID-19 and other nidovirus coronaviruses;
●	TolloTest™, a diagnostic testing platform to identify the presence of the 3CL protease related to SARS-CoV-2; and
●	Tollovid® & Tollovid Daily™, 3CL protease inhibitor dietary supplements that support and maintain healthy immune function.

Additionally, the assets include new intellectual property that covers follow-on products based on Tollovir, including new chemical entity (NCE) therapeutic candidates.

Dr. Dorit Arad, PhD, will serve as Chief Technology Officer of 3CL Pharma. Dr. Arad brings extensive experience and access to discoveries related to the development and commercialization of new chemical entities targeting the 3CL protease.

“We are very excited to close the agreement with Todos. We are in full alignment with the Todos team for the development and commercialization of Tollovir and TolloTest, two crucial assets that are sorely needed given the current stage of the global pandemic,” said Dr. Dorit Arad, incoming Chief Technology Officer of 3CL Pharma. “Our recent Phase 2 data showed the superiority of Tollovir over the standard of care, which included Remdesivir in the treatment of hospitalized patients. The data we announced in the third quarter of 2021 showed PCR-like sensitivity one to three days after infection. Identifying infections early in the disease should allow the TolloTest to overcome the challenges suffered by rapid antigen tests which seemingly fail to address key concerns of false negative results for asymptomatic patients or cessation of infectiousness among known positives. We expect a big opportunity for 3CL Pharma ahead. I’m excited to see these products reach people seeking to support their immune systems with our 3CL protease inhibitor products.”

“We are excited to formally welcome Dr. Arad and her team as a part of Todos and the effort to continue the development and commercialization of variant-agnostic COVID-19 antivirals, such as Tollovir, that utilize the 3CL protease related intellectual property. The most important feature of this acquisition is the intellectual property to pursue a mechanism-based design of a new chemical entity capable of targeting 3CL protease and other cellular mechanisms for the development of ‘next-gen’ Tollovir candidates,” said Gerald E. Commissiong, President & CEO of Todos Medical. “This marks a major milestone for Todos and the next steps in our Company’s long-term growth plans. Importantly, we believe this has the potential to modify current standards of care. Throughout our relationship with NLC, it has been a highly collaborative and productive providing key discoveries that have the potential to alter the course of the COVID-19 pandemic.”

For more information, please visit www.todosmedical.com. For more information on the Company’s CLIA/CAP certified lab Provista Diagnostics, Inc. please visit www.provistadx.com.

About Tollovir®

Tollovir® is a 3CL protease inhibitor and anti-cytokine therapeutic candidate for the treatment of the nidovirus subcategory of coronaviruses that includes SARS-CoV-2, COVID-19, SARS-CoV-1, MERS and 229E. Tollovir is made from all natural ingredients that are qualified to ensure strong inhibition of the 3CL protease in vitro, as well as strong anti-cytokine activity. Tollovir is currently in a Phase 2 clinical trial in Israel for the treatment of patients hospitalized with COVID-19. Tollovir will be developed for the treatment of hospitalized COVID-19 (severe and critical), moderate COVID-19, long-haul COVID and potentially pediatric COVID-19. Todos has licensed rights for Tollovir to T-Cell Protect Hellas S.A. for the Greek market.

About TolloTest®

TolloTest® is a 3CL protease diagnostic fluorescence platform technology that has demonstrated clinical proof of concept in hospital setting and outpatient settings in correctly identifying patients infected with COVID-19, including within 1-3 days of first exposure. TolloTest diagnostic tools are being developed to address key deficiencies with current SARS-CoV-2 rapid antigen and PCR technologies. TolloTest can provide results in less than ten (10 minutes), and potentially in as little as two (2) minutes. Data generated from two studies conducted with TolloTest demonstrate that: (1) it can identify SARS-CoV-2 infected patients earlier than rapid antigen testing (potentially earlier than PCR testing), (2) it can identify patients who are likely no longer infectious, but still test positive by PCR and (3) it can identify patients that are still likely infectious, but who have been released from quarantine based on time from positive PCR test. TolloTest assay formats are being developed for (1) point-of-care/at-home market and (2) rapid mass screening in community settings (airports, schools, offices).

About Tollovid® & Tollovid Daily™

Tollovid and Tollovid Daily are dietary supplement products, made from natural ingredients, that help support and maintain healthy immune function, and are also 3CL protease inhibitor products based upon in vitro functional assays that show inhibition of 3CL protease activity. Tollovid’s 3CL protease inhibition activity release criteria is at least twice as stringent as Tollovid Daily’s 3CL protease inhibition release criteria. Tollovid has a 5-day dosing regimen, with 4 doses of 3 pills taken each day that provides maximum immune support. Tollovid Daily is a twice daily immune support product that is designed to provide ongoing daily immune support for the person on the go.

About T-Cell Protect Hellas S.A.

T-Cell Protect Hellas (www.tcellprotect.com), based in Athens, Greece, is a European nutraceutical manufacturer and supplier of immune support dietary supplement products that is led by a world-class management team. The company has a retail distribution network of more than 11,000 stores throughout Greece. Mr. Filippopoulos, the founder of the company, has been in the natural supplement industry for over 35 years and has launched some of the most well-known products in Europe with his vast retail network relationships. T-Cell Protect is rolling out the Tollovid family of Products under the T-Cell brand throughout Europe.

About Todos Medical Ltd.

Founded in Rehovot, Israel with offices in New York City, Todos Medical Ltd. (OTCQB: TOMDF) engineers life-saving diagnostic solutions for the early detection of a variety of cancers. The Company’s state-of-the-art and patented Todos Biochemical Infrared Analyses (TBIA) is a proprietary cancer-screening technology using peripheral blood analysis that deploys deep examination into cancer’s influence on the immune system, looking for biochemical changes in blood mononuclear cells and plasma. Todos’ two internally-developed cancer-screening tests, TMB-1 and TMB-2, have received a CE mark in Europe. Todos recently acquired U.S.-based medical diagnostics company Provista Diagnostics, Inc. to gain rights to its Alpharetta, Georgia-based CLIA/CAP certified lab currently performing PCR COVID testing and Provista’s proprietary commercial-stage Videssa® breast cancer blood test. Todos is also developing blood tests for the early detection of neurodegenerative disorders, such as Alzheimer’s disease. The Lymphocyte Proliferation Test (LymPro Test™) is a diagnostic blood test that determines the ability of peripheral blood lymphocytes (PBLs) and monocytes to withstand an exogenous mitogenic stimulation that induces them to enter the cell cycle. It is believed that certain diseases, most notably Alzheimer’s disease, are the result of compromised cellular machinery that leads to aberrant cell cycle re-entry by neurons, which then leads to apoptosis. LymPro is unique in the use of peripheral blood lymphocytes as a surrogate for neuronal cell function, suggesting a common relationship between PBLs and neurons in the brain.

Todos has entered into distribution agreements with companies to distribute certain novel coronavirus (COVID-19) test kits. The agreements cover multiple international suppliers of PCR testing kits and related materials and supplies, as well as antibody testing kits from multiple manufacturers after completing validation of said testing kits and supplies in its partner CLIA/CAP certified laboratory in the United States. Additionally, Todos has entered into a joint venture with NLC Pharma to pursue the development of diagnostic tests targeting the 3CL protease, as well as 3CL protease inhibitors that target a fundamental reproductive mechanism of coronaviruses.

For more information, please visit https://www.todosmedical.com/.

Forward-looking Statements

Certain statements contained in this press release may constitute forward-looking statements. For example, forward-looking statements are used when discussing our expected clinical development programs and clinical trials. These forward-looking statements are based only on current expectations of management, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for product candidates; competition from other biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities. In addition, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; delays or obstacles in launching our clinical trials; changes in legislation; inability to timely develop and introduce new technologies, products and applications; lack of validation of our technology as we progress further and lack of acceptance of our methods by the scientific community; inability to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties that may develop with our process; greater cost of final product than anticipated; loss of market share and pressure on pricing resulting from competition; and laboratory results that do not translate to equally good results in real settings, all of which could cause the actual results or performance to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Todos Medical does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Todos Medical, please refer to its reports filed from time to time with the U.S. Securities and Exchange Commission.

Todos Corporate Contact:

Daniel Hirsch

CFO

Todos Medical

917-983-4229 x 104

Dan.h@todosmedical.com

Todos Investor Relations Contact:

Eric Ribner

LifeSci Advisors

Email: eric@lifesciadvisors.com